Exhibit 23(a)1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 2-78617, 33-54415, 33-58371, 33-60427, 333-44127, 333-110557, 333-118061, 333-127187, 333-134434, 333-149407, and 333-159142 on Form S-8 and Registration Statement Nos. 33-3546, 333-09077, 333-64871 (as amended), 333-65178, 333-138503 (as amended), 333-138504, 333-157605, and 333-159072 on Form S-3 of our reports dated February 25, 2010, relating to the consolidated financial statements and consolidated financial statement schedule of The Southern Company, and the effectiveness of The Southern Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Southern Company for the year ended December 31, 2009.

/s/Deloitte & Touche LLP

Atlanta, Georgia
February 25, 2010